AmeriPath, Inc. Press Release

FOR IMMEDIATE RELEASE

Contact:

Gregory A. Marsh

Vice President & CFO

AmeriPath, Inc.

Phone: 561-712-6211

E-mail: gmarsh@ameripath.com

AMERIPATH, INC. ANNOUNCES 2003 FIRST QUARTER FINANCIAL RESULTS

Riviera Beach, FL, May 12, 2003 – AmeriPath, Inc., a leading national provider of cancer diagnostics, genomics, and related information services, reported its financial results for the quarter ended March 31, 2003.

Net revenue for the quarter ended March 31, 2003 increased 5% over the same period of the prior year, to $119.0 million from $112.9 million. EBITDA (earnings before interest, taxes, depreciation and amortization) for the quarter, including merger related and restructuring costs of $12.2 million, was $10.1 million compared to $26.8 million for the same quarter of the prior year. EBITDA before these merger related and restructuring costs was $22.3 million. A reconciliation of income from operations to EBITDA (a non GAAP financial measure) is found in the attached table. The net loss for the quarter ended March 31, 2003 of ($500,000) includes merger related costs, net of tax of $8.4 million compared to net income of $12.6 million for the same quarter of the prior year.

Same store revenue, excluding revenue from national labs, for the first quarter increased 5%, or $4.8 million, compared to the first quarter of 2002. For the first quarter, national lab revenue was $2.7 million, down $4.1 million compared to the first quarter of 2002. As previously disclosed, the national labs continue to reduce the amount of volume they subcontract. National lab revenue is currently estimated to be $1.2 million per quarter and is expected to decline over the rest of the year. In addition, the first quarter net revenue was negatively impacted by approximately $3.0 to $3.5 million as the result of severe weather conditions, which reduced the volume of specimens referred to our laboratories.

Cost of services increased to $62.1 million from $54.3 million. The first quarter 2003 gross margin of 48% was negatively impacted by an increase in medical malpractice costs of $1.7 million and excess lab capacity. Selling, general and administrative expenses increased $1.7 million as we continue to invest in information technology and sales and marketing.

During the quarter, we recorded costs related primarily to the completion of the acquisition of AmeriPath by Welsh, Carson, Anderson and Stowe IX, L.P. These costs included merger related costs of $10.0 million and the write off of previously deferred financing costs of $1.0 million. In addition, we expect to incur approximately $2.2 million of restructuring costs, primarily severance costs, in connection with a reduction in workforce at certain laboratories. It is estimated that these restructuring costs will rationalize excess capacity at certain labs and save approximately $12 to $14 million in annual operating costs. Of this $2.2 million, $1.2 million was recorded during the first quarter of 2003, with the remainder to be recorded in the second quarter of 2003.

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AmeriPath, Inc. Press Release

More detailed information regarding the business, operations and financial performance of the Company through March 31, 2003, and related and other matters, will be included in the Company’s Form 10-Q for the quarter ended March 31, 2003, which is expected to be filed with the SEC prior to May 15, 2003.

The Company will broadcast its first quarter financial results conference call on Monday, May 12, 2003, at 10:00 a.m. Eastern Time. All bondholders are encouraged to participate. This event is available through the Company’s website, http://www.ameripath.com. Listeners should go to the website at least fifteen minutes before the call to register, download, and install any necessary audio software. For those unable to attend the live broadcast, a replay of the webcast will be available for the next 60 days on our website. There is no charge to access the event. A replay of the call will also be available by telephone beginning at 12:00 p.m., May 12th to 12:00 p.m., May 13th. The dial-in number for the telephone replay is 800-839-6713, ID #5660995.

AmeriPath is a leading national provider of cancer diagnostics, genomics, and related information services. The Company’s extensive diagnostics infrastructure includes the Center for Advanced Diagnostics (CAD), a division of AmeriPath. CAD provides specialized diagnostic testing and information services including Fluorescence In-Situ Hybridization (FISH), Flow Cytometry, DNA Analysis, Polymerase Chain Reaction (PCR), Molecular Genetics, Cytogenetics and HPV Typing. Additionally, AmeriPath provides clinical trial and research development support to firms involved in developing new cancer and genomic diagnostics and therapeutics.

The statements contained in this press release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements – which are sometimes identified by words such as “may”, “should”, “believe”, “expect”, “anticipate”, “estimate” and similar expressions and which include any financial or operating estimates, forecasts or projections – are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. These risks and uncertainties could cause actual results to differ materially from results anticipated by forward-looking statements. These risks and uncertainties include: the extent of success of the Company’s operating initiatives and growth strategies; ability to manage growth; access to capital on satisfactory terms; general economic conditions; terrorism or an escalation of hostilities or war; competition and changes in competitive factors; federal and state healthcare regulation (and compliance); reimbursement rates under government and third party healthcare programs and the payments received under such programs; changes in coding; changes in technology; dependence upon pathologists and customer contracts; the ability to attract, motivate, and retain pathologists; labor, technology and insurance costs; marketing and promotional efforts; the availability of pathology practices in appropriate locations that the Company is able to acquire on suitable terms or develop; and the successful completion and integration of acquisitions (and achievement of planned or expected synergies). The forward-looking statements in this press release are made as of the date hereof based on management’s current beliefs and expectations, and the Company undertakes no obligation to update or revise any such statements. Further information regarding risks, uncertainties and other factors that could affect the Company’s financial or operating results or that could cause actual results to differ materially from those expected, estimated or anticipated are included in the Company’s annual, quarterly, and other reports and filings with the SEC.

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Editor’s Note: This release is also available at http://www.ameripath.com

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AmeriPath, Inc. Press Release

AmeriPath, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2003	2002
Net revenue	$118,957	$112,892

Operating costs and expenses:
Cost of services	62,145	54,340
Selling, general & admin. Expense	21,726	20,049
Provision for doubtful accounts	14,997	13,674
Amortization expense	3,107	2,782
Merger-related costs	10,010	—
Restructuring costs	1,196	—
Write off of deferred financing costs	957	—

Total operating costs and expenses	114,138	90,845

Income from operations	4,819	22,047
Interest expense	(1,762)	(1,053)
Other income, net	33	85

Income before income taxes	3,090	21,079
Provision for income taxes	3,565	8,431

Net (loss) income	$(475)	$12,648

AmeriPath, Inc. Press Release

AmeriPath, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(In thousands)

	March 31, 2003	December 31, 2002
Cash and cash equivalents	$8,578	$964
Restricted Cash	8,468	8,453
Accounts receivable, net	95,496	90,886
Inventories	1,781	1,823
Other current assets	20,661	21,982

Total current assets	134,984	124,108
Property and equipment, net	26,995	26,126
Other assets	785,426	558,226

Total assets	$947,405	$708,460

Total current liabilities	$67,395	$60,323

Revolving loan	—	113,190
Term loan facility	225,000	—
Senior subordinated notes	275,000	—
Subordinated notes and other debt	2,838	2,630
Other liabilities	1,547	1,547
Deferred taxes	79,403	79,444

Total long term liabilities	583,788	196,811

Total stockholders’ equity	296,222	451,326

Total liabilities and stockholders’ equity	$947,405	$708,460

AmeriPath, Inc. Press Release

AmeriPath, Inc.

EBITDA Calculation

(unaudited)

(In thousands)

		Three Months Ended March 31,
		2003	2002
Income from operations		$4,819	$22,047
Add back:	Depreciation	2,163	1,925
	Amortization expense	3,107	2,782
	Other income, net	33	85

EBITDA		$10,122	$26,839